Exhibit 10.3

                     Employment Agreement with Eli E. Hertz

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                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT dated as of the 13th of October, 2000 between HERGO ERGONOMIC SUPPORT SYSTEMS, INC. a New York corporation (the "Company") and ELI
E. HERTZ ("Hertz"). Except where the context indicates otherwise, the term Company shall mean the Company and any of its subsidiaries.

      1. Period. Subject to the terms and conditions hereof, the term of employment of Hertz under this Agreement shall be for the period (the "Employment Period") commencing on the effective date of the merger (the "Merger") of Return Assured Incorporated, a Nevada corporation with a wholly owned subsidiary of Return Assured Incorporated, formerly Hertz Technology Group, Inc. ("HTG") a Delaware corporation, the holder of all the Company's outstanding stock (the "Commencement Date") and terminating on the expiration of five (5) years from such date, unless sooner terminated by the death of Hertz or as provided in Paragraphs 5, 6 or 7 hereof.

      2. Duties and Responsibilities. The Company shall employ Hertz and Hertz accepts such employment as Chief Executive Officer of the Company during the Employment Period. Hertz shall have the full authority over the responsibility for both longer term planning and the day-to-day operations of the Company and any of its subsidiaries (including personnel decisions, compensation of employees, sales policies and capital expenditures) subject to the direction of the Board of Directors, it being the understanding that the director supervision shall be administered with a minimum of interference with the management and direction of Company operations by Hertz. In this connection it is understood that HTG has transferred the outstanding stock of RemoteIT.com Inc. ("Remote") to the Company and Hertz may, at his election, at any time, retransfer the Remote stock to HTG without consideration and without any liability. During the Employment Period, Hertz shall devote most of his business time to Hergo's business and shall perform his duties in a diligent, trustworthy, loyal and businesslike manner.

      3. Compensation and Benefits.

      (a) Hertz' compensation shall consist of:

            (I) Base compensation at the annual rate of $250,000 payable in 26 equal periods, plus

            (ii) Incentive compensation consisting of 25% of total gross profit from all sales of products and services determined on a quarterly basis payable quarterly within 45 days after the end of each fiscal quarter during the Employment Period together with a detailed statement containing the sales and computation thereof. At Hertz's election estimated monthly payments may be made on account of incentive compensation based on monthly sales and gross profits.


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      (b) For purposes of Section 3(a)(ii) gross profit shall mean the total sales, as hereinafter defined, less cost of such goods or services determined in accordance with general accounting principles consistent with past practice, except that sales shall mean the invoice price of all sales of products and services less taxes and freight and shall be deemed to have occurred at the time the invoice is rendered subject to appropriate retroactive adjustment if such invoice is not collected in full within six months of the day rendered

      (c) Hertz shall be entitled to such increase in base compensation or bonuses as and when determined by the Board of Directors.

      (d) Except as otherwise provided herein, Hertz shall be entitled to participate, to the extent he qualifies, in any bonus or other incentive compensation, profit-sharing or retirement plans, life or health insurance plans or other benefit plans maintained by the Company or HTG, upon such terms and conditions as are made available to executives of the Company or HTG, generally. Hertz shall also be entitled to the use of a luxury automobile and all related expenses such as repair, maintenance, gas insurance and parking except that Hertz shall not be entitled to any automobile or health insurance to the extent such benefits are provided by HTG under the Consulting Agreement with Hertz. If the Company does not have the cash to pay the incentive compensation when due such compensation shall be accrued and paid when the Company has sufficient cash to do so.

      (e) Hertz shall be entitled to reimbursement of all reasonable, ordinary and necessary business related expenses incurred by him in the course of his duties and upon submission of appropriate documentation in accordance with the Company's procedures. Company shall continue and provide Hertz for use at his Home Office a DSL Internet Service line at 1.54mb, 2 business phone lines, computers and office equipment all paid and maintained by the Company

      (f) Hertz shall be entitled to five full weeks of paid vacation during each calendar year. Hertz shall be entitled to have any part of his unused vacation time paid by the Company.

      (g) Hertz shall be entitled to disability insurance benefits reflecting the value of his base compensation and life insurance in a minimum amount of $2,000,000 payable to the beneficiary of his choice and full medical insurance of his choice and never less than the level now provided by HTG or at such higher level as the Company or HTG may hereafter provide for other executives or employees of the Company or HTG.

      4. Stock Options. Hertz is currently holding of options to purchase an aggregate of 891,667 shares of the Common Stock of HTG at the exercise price and for the escrow periods reflected in Schedule A attached hereto. The Company shall cause HTG, prior to closing of the Merger, to modify such options so that they vest immediately upon the Merger and continue to be exercisable by Hertz on the same terms and conditions except that they shall remain exercisable until the expiration of the exercise period irrespective of whether Hertz remains an employee of the Company.

      5. Termination in Case of Death or Total Disability. In case of Total Disability, which for this purpose shall mean that as a result of illness or injury, Hertz is completely unable to perform


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his duties hereunder for a period of at least two hundred and seventy (270)
consecutive days, the Company may terminate Hertz's employment hereunder upon giving Hertz at least thirty (30) days' written notice of termination; provided, however, that if Hertz is eligible to receive disability payments pursuant to the disability insurance policy paid for by the Company, Hertz shall assign such benefits to the Company for all periods as to which he is receiving full payment under this Agreement. If Company fails to maintain such Disability Insurance, it would be liable to continue and pay Hertz base compensation for the balance of the Employment Period.

      6. Other Termination by the Company.

      (a) The Company may terminate Hertz's employment if the net tangible net worth of the Company falls below $100,000 for reasons unrelated to the Company's breach of its obligations under Section 9 hereof or for Cause (as defined in sub-paragraph (b) below); provided, however, that the Company shall not terminate this Agreement for reasons set forth in Section 6(b)(I) unless the Company shall first have delivered to Hertz a notice which specifically identifies such Cause and Hertz shall not have cured the same within hundred and twenty (120) days after receipt of such notice (the "Cure Period").

      (b) "Cause" shall mean (I) a material breach by Hertz of the terms, covenants, agreements or representations set forth herein, or (ii) Hertz willingly engaging in misconduct which is materially injurious to the Company.

      (c) Upon termination of the Employment Period for any reason the Company will promptly reimburse Hertz for all monies loaned by him to the Company, will indemnify Hertz for any guaranties by him of Company obligations and will use its best efforts to cause any liens imposed on Hertz's assets on account of his activities on behalf of the Company to be removed.

      7. Termination by Hertz for "Good Reason". Hertz may terminate his employment for "Good Reason" if:

      (a) He is assigned, without his express written consent, any duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof; or

      (b) His compensation or benefits are reduced or full payment delayed or interrupted for more than 2 weeks.

      (c) The Company breaches its obligations under Section 9.

      8. Liquidated Damages. It is understood that (I) if Hertz shall elect to terminate his employment for a Good Reason (as defined above) or (ii) his employment is terminated by the Company otherwise than as provided in Section 5 and 6, Hertz will suffer damages, which will be difficult to calculate. Consequently, in the event of a termination of Hertz's employment for either of these reasons, Hertz shall be entitled by way of liquidated damages and not as a penalty


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to receive a single lump sum payment in an amount equal to the amount of the basic compensation payments under Section 3(a) that, but for his termination of employment under this Section 8, would have been payable to Hertz for the remainder of the Employment Period.

            The Company shall make such payment to Hertz within fifteen (15) days following his termination of employment for the reason set forth in this
Section 8. Hertz shall not be required to mitigate the amount of any payment provided in this Section 8 nor shall the amount payable under this Section be reduced by any compensation earned by Hertz after the date of his termination of employment.

      9. Conduct of the Company.

      (a) The Company agrees that for so long as Hertz remains Chief Executive Officer of the Company, he shall have overall and complete authority over the conduct of the Company business with a minimum of interference from the Board of Directors and the Company shall be maintained as a separate operating entity in substantially the same form as constituted on the Commencement Date without any transfers, disposition or liquidation of its business or assets outside of the ordinary course of the Company business. The Company shall maintain separate banks account and investment accounts of which Hertz or Marilyn Hertz will be the nonexclusive authorized signatory for such accounts. HTG will not use or pledge directly or indirectly in any manner any of the Company assets as collateral, security or guarantee of any kind. It is understood and agreed that substantially all of the cash in HTG on a consolidated basis immediately prior to the Merger (after deducting any moneys used to repurchase HTG stock from Hertz) shall be treated as belonging to the Company. HTG shall not charge the Company with any allocable share of general administration or overhead expense incurred by HTG unless approved in advance by Hertz. Any breach of this covenant shall give Hertz the right to terminate this Agreement for good reason under
Section 7(c).

      (b) In the event that HTG surrenders its lease at 75 Varick Street NYC to The Parish of Trinity Church in the City of New York (TRINITY) for a cash or other consideration, in a single payment or in a scheduled payments, Hergo will receive 50% of the total proceeds or $150,000 whichever will be greater and the balance will be distributed to HTG.

      (c) In the event that Hertz lends or advances any funds to the Company or guaranties any obligations of the Company, the Company will provide Hertz with satisfactory indemnities holding Hertz harmless from any claims, loss or liability on account of such loans, advances or guaranties.

      10. Confidentiality.

      (a) Hertz agrees that during the Employment Period or at any time thereafter he will not, directly or indirectly, use for his own benefit or for the benefit of any third party, or reveal or cause to be revealed to any person, firm, entity or corporation, any Confidential Information (as defined herein) which relates to the Company or its customers. Confidential Information shall


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include, but not be limited to, trade secrets, supplier lists, customer lists, intellectual property and any other information, whether or not proprietary, which relates to the business of the Company and which otherwise is not considered to be public information; provided, however, that the parties acknowledge that it is not the intention of this paragraph to include within its subject matter (I) information not proprietary to the Company, (ii) information which is then in the public domain, or (iii) information required to be disclosed by law.

      (b) Hertz acknowledges that a violation of any of the covenants contained in this paragraph 10 may cause irreparable injury to the Company and that the Company will be entitled, in addition to any other rights and remedies it may have, to injunctive relief; provided, however, that nothing contained herein constitutes a waiver by Hertz of his rights, and the rights to contest the existence of any such violation of such covenants.

      (c) In the event the covenants contained in this paragraph 10 should be held by any court or other duly constituted judicial authority to be void or otherwise unenforceable in any particular jurisdiction or with respect to any particular activity, then such covenants so affected shall be deemed to have been amended and modified so as to eliminate there from the particular jurisdiction or activity as to which such covenants are so held to be void or otherwise unenforceable, and, as to all other jurisdictions and activities covered hereby, the terms and provisions hereof shall remain in full force and effect.

      11. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, their personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      12. Notice. Any notice, request, instruction or other document to be given hereunder by any party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to the Company

addressed to:        Return Assured Incorporated
                     885 West Georgia, Suite 2240
                     Vancouver, B.C., Canada V6C 3E8
                     Attn: Matthew Sebal

With a copy to:      Kaplan Gottbetter & Levenson, LLP
                     630 Third Avenue
                     New York, New York 10017
                     Attn: Adam Gottbetter, Esq.

If to Hertz to:      Eli E. Hertz
                     24 Greenway South
                     Forest Hills, NY 11375

With a copy to:      Morse, Zelnick, Rose & Lander, LLP
                     450 Park Avenue


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                     New York, NY 10022
                     Attn: Howard L. Weinreich, Esq.

      13. Governing Law; Change or Termination. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed in New York, and may not be changed or terminated orally.

      14. Validity. The invalidity or unenforceability of any provision of this Agreement in any respect shall not affect the validity or enforceability of such provision in any other respect or of any other provision of this Agreement, all of which shall remain in full force and effect.

      15. Amendment and Waiver.

      (a) This agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

      (b) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

      IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed and delivered as of the date first hereinabove written.

                                       Hergo Ergonomic Support Systems, Inc.


                                       By: /s/ ELI E. HERTZ
                                           -------------------------------------
                                                Chief Executive Officer


                                       /s/ ELI E. HERTZ
                                       -----------------------------------------
                                                ELI E. HERTZ

In order to induce Hertz to enter into the aforesaid Employment Agreement, HTG guarantees the performance of the Company under, and agrees to be bound by, the provisions of Sections 9(a) and 9(b) hereinabove provided.

                                       Return Assured Incorporated


                                       By: /s/ Matthew Sebal
                                           -------------------------------------
                                           Matthew Sebal
                                           Chief Executive Officer


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                                   SCHEDULE A

                                   [Omitted]


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